                                                                EX-10.17


                                November 7, 1996


Mr. M. Wesley Jordan, Jr.
National Picture & Frame Company
1500 Commerce Street
Greenwood, MS  38930

                 Re:      Employment Matters.

Dear Wes:

                 In the event a Change of Control (as defined below) occurs during the Company's fiscal year ended April 30, 1997 and, prior to the second anniversary of such Change of Control, (i) your employment with National Picture & Frame Company (the "Company") is terminated, (ii) your duties or responsibilities to the Company are substantially diminished or (iii) you are required to perform your duties and responsibilities to the Company at a location more than 50 miles from the current location of the Company's corporate headquarters (each, a "Termination Event"), then you shall be entitled to a severance package equal to your base salary from the date of such Termination Event through the later of (x) the first anniversary of such Change of Control or (y) the four month anniversary of such Termination Event. The amounts payable to you pursuant to this paragraph will be reduced by the amount of any cash severance payments you otherwise receive from the Company.

                 In addition, if a Change of Control occurs during the Company's fiscal year ended April 30, 1997, then your cash bonus for such fiscal year shall be equal to 30% of your base salary for such fiscal year. If a Change of Control does not occur during the Company's fiscal year ended April 30, 1997, then your cash bonus for such fiscal year shall equal the greater of
(a) 10% of your base salary for such fiscal year and (b) your Formula Bonus (as defined below) for such fiscal year. Your "Formula Bonus" shall be equal to:
(30% of your base salary for such fiscal year multiplied by [(EBIT Growth (Bonus) - 110%) x 10]). For purposes of this letter agreement, "EBIT Growth (Bonus)" has the meaning accorded to such term in the Employment Agreements, dated as of April 30, 1993, by and between the Company and each of Jesse Luxton, Billy Moore, Richard Beattie and Robert Littlejohn.

                 For purposes of this letter agreement, "Change of Control" means any (i) consolidation or merger of the Company with or into another entity or entities (whether or not the Company is the surviving entity), (ii) any sale or transfer by the Company of all or substantially all of its assets or (iii) any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Company's capital stock by the Company or the stockholders thereof as a result of which the stockholders of the Company which possess the voting power (under ordinary circumstances) to elect a majority of the Company's board of directors as of the date hereof cease